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                                                                    Exhibit 10.7


                          STOCK OPTION GRANT PROGRAM

                                      FOR

                        NONEMPLOYEE DIRECTORS UNDER THE

                    AVANTGO, INC. 2000 STOCK INCENTIVE PLAN

     The following provisions set forth the terms of the stock option grant program (the "Program") for nonemployee directors of AvantGo, Inc. (the "Company") under the Company's 2000 Stock Incentive Plan (the "Plan"). The following terms are intended to supplement, not alter or change, the provisions of the Plan, and in the event of any inconsistency between the terms contained herein and in the Plan, the Plan shall govern. All capitalized terms that are not defined herein shall be as defined in the Plan.

     1.   Eligibility

     Each director of the Company elected or appointed who is not otherwise an employee of the Company or any Subsidiary (an "Eligible Director") shall be eligible to receive Initial Grants or Annual Grants under the Plan, as discussed below.

     2.   Initial Grants

     A Nonqualified Stock Option to purchase 50,000 shares of Common Stock ("Initial Grant") shall be granted to each Eligible Director upon such Eligible Director's initial election or appointment to the Board. Initial Grants shall vest and become exercisable over four years at the rate of 1/48th after each month from the date of such initial election or appointment, assuming continued service on the Board for such period.

     3.   Annual Grants

     Commencing with the 2001 Annual Shareholders Meeting, each Eligible Director shall automatically receive a Nonqualified Stock Option to purchase 7,500 shares of Common Stock immediately following each year's Annual Meeting (each, an "Annual Grant"). Annual Grants shall be fully vested and exercisable upon grant.

     4.   Option Exercise Price

     The exercise price of an Option shall be the Fair Market Value of the Common Stock on the Grant Date.
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     5.   Manner of Option Exercise

     An Option shall be exercised by giving the required notice to the Company, stating the number of shares of Common Stock with respect to which the Option is being exercised, accompanied by payment in full for such Common Stock, which payment may be in whole or in part (a) in cash or check (acceptable to the Company), (b) in shares of Common Stock, owned by the Eligible Director for at least six months (or any shorter period necessary to avoid a charge to the Company's earnings for financial reporting purposes) having a Fair Market Value on the day prior to the exercise date equal to the aggregate Option exercise price, or (c) if and so long as the Common Stock is registered under the Exchange Act, by delivery of a properly executed exercise notice, together with irrevocable instructions to a broker, to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price, all in accordance with the regulations of the Federal Reserve Board.

     6.   Term of Options

     Each Option shall expire ten years from the date of grant thereof, but shall be subject to earlier termination as follows:

     (a) In the event that an Eligible Director ceases to be a director of the Company for any reason other than the Disability, Retirement or death of the Eligible Director, the unvested portion of any Option granted to such Eligible Director shall terminate immediately and the vested portion of the Option may be exercised by the Eligible Director only within three months after the date he or she ceases to be a director of the Company or prior to the date on which the Option expires by its terms, whichever is earlier.

     (b) In the event of the death of an Eligible Director, the unvested portion of any Option granted to such Eligible Director shall terminate immediately and the vested portion of the Option may be exercised only within one year after the date of death of the Eligible Director or prior to the date on which the Option expires by its terms, whichever is earlier, by the personal representative of the Eligible Director's estate, the person(s) to whom the Eligible Director's rights under the Option have passed by will or the applicable laws of descent and distribution or the beneficiary designated pursuant to Section 11 of the Plan. Notwithstanding the foregoing, if an Eligible Director dies while all or a portion of the Option remains vested and exercisable, the Option shall terminate upon the earlier to occur or (i) the Option Expiration Date, or (ii) one year after the date of death.

     7.   Corporate Transactions

     In the event of any Corporate Transaction,

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each Initial and Annual Grant that is at the time outstanding shall automatically accelerate so that each such grant shall, immediately prior to the specified effective date for the Corporate Transaction, become fully vested and exercisable. Notwithstanding the foregoing, such acceleration shall not occur if, in the opinion of the Company's outside accountants, it would render unavailable "pooling of interest" accounting for a Corporate Transaction that would otherwise qualify for such accounting treatment.

     8.   Amendment

     The Board may amend the provisions contained herein in such respects as it deems advisable. Any such amendment shall not, without the consent of the Eligible Director, impair or diminish any rights of an Eligible Director under an outstanding Option.

     Provisions of the Plan (including any amendments) that were not discussed above, to the extent applicable to Eligible Directors, shall continue to govern the terms and conditions of Options granted to Eligible Directors.

     9.   Effective Date

     The Program shall become effective on the day shares of the Common Stock are first offered to the public in an underwritten initial public offering pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission.

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